Exhibit 10.10

RUMBLE INC.

(“Company”)

Option Agreement

Optionee:

Designated Amount of Shares:	Class B Common Shares (the “Plan Shares”)

Exercise Price Per Share:

Date of Grant:

Expiry Date:	The tenth (10th) anniversary of the Date of Grant

Vesting Schedule:	The Option shall vest and become exercisable on [ ] of each of 20[ ], 20[ ] and 20[ ], in each case, subject to Optionee’s continuous employment with the Company or any of its affiliates through the applicable vesting date. Notwithstanding the foregoing, in the event that Optionee’s employment is terminated by the Company (or its applicable affiliate) without Cause and other than on account of death or disability and subject to Optionee’s timely execution of a Release (as defined in the Employment Agreement), one hundred percent (100%) of the Option shall fully vest and become exercisable as of the date of such termination.

WHEREAS the Company grants to the undersigned (the “Optionee”) an option (the “Option”) to purchase from treasury that number of Plan Shares in the capital of the Company set out above (the “Designated Amount”) at a price per share equal to the Exercise Price Per Share specified above.

NOW THEREFORE it is agreed as follows:

1. The Option is in all respects subject to and governed by the terms and conditions of the Stock Option Plan of the Company (the “Plan”), all of which terms and conditions (including the defined terms) are incorporated into and form a part of this Agreement.

2. The Company and the Optionee shall comply with all applicable laws, rules and regulations with respect to the grant of options and the issuance and distribution of securities. The Optionee shall provide the Company with all information and undertakings as may be required in connection with such compliance.

3. The Optionee hereby acknowledges, agrees and confirms that upon his or her exercise of this option, the Optionee will be deemed to be a party to, and to be bound by all the terms, provisions and conditions of any shareholders’ agreement of the Company in effect.

4. Subject to the terms and conditions of the Plan, the Option is exercisable only on or before the Expiry Date and only to the extent the Option has vested in accordance with the Vesting Schedule.

5. The Optionee shall, subject to the terms and conditions of the Plan, be entitled to exercise this Option by executing and delivering to the Company an Exercise Notice substantially in the form attached to the Plan as Exhibit B.

6. This Agreement shall be binding upon and inure to the benefit of the Company, its successions and assigns and the Optionee and, upon the Optionee’s death, the legal representative of his or her estate and any person who acquires the Optionee’s rights in respect of any Options by will or by the law of succession.

7. The Optionee acknowledges having received, read and understood the Plan. The Optionee hereby agrees to comply with, and agrees that the Optionee’s participation is subject in all respects to the terms and conditions of this Agreement and the Plan.

8. The Optionee acknowledges having been advised by the Company to obtain independent professional advice, including tax and legal advice, in connection with this Agreement and the Plan and has either obtained such advice or, after having considered the matter carefully, has chosen not to seek such advice.

9. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

DATED this [  ] day of [  ], 20[  ].

RUMBLE INC.

By:
Name:
Title:

Witness

___________________________________________	___________________________________________
(Optionee)